Exhibit 99

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 813-8275

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP PLANS TO COMMENCE

EXCHANGE OFFER FOR ITS ZERO COUPON

SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES

PALO ALTO, Calif., November 17, 2004 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.1 billion in assets financial services holding company, announced today that it intends, subject to market and other conditions, to offer to exchange up to $265,212,000 principal amount at maturity of new Zero Coupon Senior Convertible Contingent Debt Securities (CODES) due 2024 for all of its currently outstanding CODES due 2024.

Greater Bay plans to commence the exchange offer as a result of the adoption by the Financial Accounting Standards Board (FASB) of EITF 04-8, which will change the accounting rules applicable to Greater Bay’s currently outstanding CODES by requiring Greater Bay to include all the shares of its common stock issuable upon the conversion of the currently outstanding CODES in Greater Bay’s fully diluted shares outstanding for purposes of calculating diluted earnings per share. Under EITF 04-8, the existing CODES would be dilutive even if they are not in-the-money and the conditions to conversion have not been satisfied.

Greater Bay plans to offer the new CODES, which would provide that, upon conversion, and except in certain circumstances involving a change in control, Greater Bay would pay to the holder cash equal to the lesser of the conversion value and the accreted principal amount of the new CODES being converted and would issue to the holder the remainder of the conversion value in excess of the accreted principal amount, if any, in shares of Greater Bay common stock. The new CODES would also provide for an increase in the conversion rate in certain circumstances involving a change in control of Greater Bay occurring prior to March 23, 2009 where 10% or more of the consideration consists of cash or property other than a public acquirer’s common stock. Under EITF 04-8, Greater Bay would not be required to include any shares issuable upon conversion of the new CODES issued in the exchange offer in its fully diluted shares outstanding until the market price of Greater Bay’s common stock exceeds the conversion price, and would then only have to include that number of shares as would then be issuable based upon the in-the-money value of the conversion rights under the new CODES.

Greater Bay plans to register the new CODES to be offered in the exchange offer under a registration statement that Greater Bay intends to file with the Securities and Exchange Commission on or about November 19, 2004. Greater Bay intends to complete the exchange offer before December 31, 2004. To the extent any existing CODES are not exchanged for new CODES and remain outstanding after December 31, 2004, or if the new CODES do not comply with the requirements of EITF 04-8, the shares of Greater Bay common stock issuable upon conversion of such CODES will be considered outstanding on a fully diluted basis, and therefore dilutive to Greater Bay’s diluted earnings per share.

This press release does not constitute an offer of any securities for sale. Greater Bay urges investors and security holders to read its exchange offer materials, including the prospectus, S-4 Registration Statement, Schedule TO and related materials, when they become available, because they will contain important information about the exchange offer. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov or by contacting Greater Bay at 2860 West Bayshore Road, Palo Alto, California 94303 (650) 813-8200, Attention: Corporate Secretary.

Greater Bay’s statements in this press release that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Greater Bay’s intention to commence the exchange offer for its convertible CODES, the timing of the exchange offer, the anticipated terms of the new convertible CODES and the accounting treatment of the existing CODES and the new CODES. There can be no assurance that Greater Bay will complete the exchange offer on the anticipated terms or at all. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing CODES and the new CODES from fully diluted shares is based on current accounting guidance which could change in the future. Greater Bay’s ability to complete the exchange offer and Greater Bay’s business are subject to the risks described in its filings with the Securities and Exchange Commission.

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